FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL 2011 RESULTS

~ Company Reports Record Fiscal 2011 Results ~
~ Fiscal 2011 Net Sales of $1.176 Billion; Increase of 6.5% ~
~ Fiscal 2011 GAAP EPS of $1.41; Adjusted EPS of $1.56; Increase of 79% ~
~ Introduces Fiscal 2012 EPS Guidance of $1.90 to $2.00 ~

          New York, New York (August 11, 2011) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its fourth fiscal quarter and year ended June 30, 2011.

FOURTH QUARTER RESULTS

          For the quarter ended June 30, 2011, the Company reported net sales of $253.8 million, an increase of 11.2%, as compared to the fourth quarter of the prior fiscal year. Excluding the favorable impact of foreign currency translation, net sales increased by 7.7%.

          Net income per diluted share for the fourth quarter ended June 30, 2011 was $0.18, as compared to net income per diluted share of $0.08 for the prior year period. For the prior year period, net income per diluted share was $0.13, excluding expenses associated with the Company's Global Efficiency Re-engineering initiative and other costs. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

FISCAL 2011 RESULTS

          For the year ended June 30, 2011, the Company reported net sales of $1.176 billion, an increase of 6.5%, or 5.9% excluding the favorable impact of foreign currency, as compared to the prior fiscal year. On a reported basis, net income per diluted share was $1.41, as compared to $0.68 for the prior fiscal year. Excluding debt extinguishment charges and expenses associated with the Company's Global Efficiency Re-engineering initiative, net income per diluted share for fiscal 2011 was $1.56. For the prior fiscal year, excluding expenses associated with the Company's Global Efficiency Re-engineering initiative and other costs, net income per diluted share was $0.87.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "Our focus over the past several years has been on delivering consistent improvement in our key operating metrics. I am pleased to report that we have delivered a record year of sales and profitability. For fiscal 2011, gross margins increased by 240 basis points, and we expect an additional 200 to 225 basis points of improvement for fiscal 2012. EBITDA margins on an adjusted basis grew by 190 basis points, and cash flow from operations for fiscal 2011 was $98 million, allowing us to end the year with $59 million of cash and no borrowings outstanding under our revolving credit facility."

          Mr. Beattie continued, "Our results include solid organic growth of our brand portfolio across all of our businesses. Net sales within our North American business increased by 5% for the fiscal year and were driven by market share gains in our U.S. mass business. Our international sales growth of 9% for the fiscal year benefited from strength in our European and travel retail and distributor businesses. Global sales of Elizabeth Arden branded products increased by 8%, reflecting our focus on organically growing the Elizabeth Arden brand and the re-alignment of our marketing organization to better support global brand management."

          Mr. Beattie concluded, "As we begin fiscal 2012, our priorities remain unchanged. We continue to focus on driving the organic growth of our brand portfolio, including expanding the market share of our fragrance business in Western Europe and in high growth emerging markets. We made significant progress in increasing the distribution of our core brands with key retailers in Europe, growing sales of our fragrances to retail customers in Europe by 20% in fiscal 2011, and we expect this momentum to continue. We are also beginning a re-positioning of the Elizabeth Arden brand which is intended to drive organic growth of that brand on a global basis, particularly in international markets. We expect these growth drivers to result in improved operating leverage and accelerated growth in earnings and return on invested capital over the next several years."

          The Company also recently amended its long-term license agreement with Liz Claiborne, Inc. to acquire the trademarks for the Curve fragrance brands and selected other smaller fragrance brands. The amendment also includes a lower effective royalty rate for the remaining licensed fragrance brands, including Juicy Couture and Lucky Brand fragrances, reduces the future minimum guaranteed royalties for the term of the license, and requires a pre-payment of royalties for the remainder of calendar 2011. The Company paid Liz Claiborne, Inc. $58.4 million in cash in connection with this transaction and expects the transaction to be modestly accretive to earnings for fiscal 2012 and more accretive beginning in fiscal 2013.

          Mr. Beattie commented, "We believe this transaction allows us to increase our investment behind these brands and accelerate their growth, particularly internationally."

          During the third quarter of fiscal 2011, the Company refinanced its long-term bonds with a new issue of $250 million aggregate principal amount of Senior Notes due March 2021 and amended and extended the maturity of its bank credit facility to January 2016. Through this refinancing, the Company also added $30 million of additional long-term capital with minimal impact to the Company's borrowing costs. The Company incurred a pre-tax charge of $6.5 million during fiscal 2011 related to this refinancing.

OUTLOOK

          For fiscal 2012, net sales are expected to increase by 5.0% to 6.0% over the prior fiscal year, and earnings per diluted share are expected to be in the range of $1.90 to $2.00. The annual net sales guidance assumes a favorable impact from foreign currency rates of approximately 0.5%. The earnings guidance assumes an effective tax rate of 25% and 30.0 million fully diluted shares outstanding. Gross margin for fiscal 2012 is expected to increase by 200 to 225 basis points as compared to fiscal 2011. For the first quarter of fiscal 2012, the Company expects net sales of $295 million to $305 million and earnings per diluted share of $0.25 to $0.30. The net sales guidance for the first quarter of fiscal 2012 assumes a favorable impact from foreign currency rates of approximately 2%.

          The guidance assumes current foreign currency rates. The Company notes that continued global economic uncertainty may have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 9:00 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until September 8, 2011.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 100 countries. The company's brand portfolio includes Elizabeth Arden skincare, color, and fragrance products, Prevage anti-aging formulas, the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Mariah Carey, Taylor Swift, and Usher; the designer fragrance brands of Juicy Couture, Alberta Ferretti, Alfred Sung, Bob Mackie, Geoffrey Beene, Halston, John Varvatos, Kate Spade, Lucky Brand, and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance (212) 261-1068

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Twelve Months Ended

	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Net Sales	$253,750	$228,243	$1,175,500	$1,103,777

Cost of Goods Sold:
Cost of Sales	132,200	122,776	614,134	602,763
Depreciation Related to Cost of Goods Sold	1,375	1,249	5,089	5,040

Total Cost of Goods Sold	133,575	124,025	619,223	607,803

Gross Profit	120,175	104,218	556,277	495,974
Gross Profit Percentage	47.4%	45.7%	47.3%	44.9%

Selling, General and Administrative Expenses	104,602	94,654	453,956	427,762
Depreciation and Amortization	6,153	5,900	24,746	23,419

Total Operating Expenses	110,755	100,554	478,702	451,181

Interest Expense, Net	5,164	5,199	21,481	21,885
Debt Extinguishment Charges		82	6,468	82

Income (Loss) Before Income Taxes	4,256	(1,617)	49,626	22,826
(Benefit from) Provision for Income Taxes	(1,139)	(3,910)	8,637	3,293

Net Income	$5,395	$2,293	$40,989	$19,533

As reported:

Net Income Per Basic Share	$0.19	$0.08	$1.47	$0.70
Net Income Per Diluted Share	$0.18	$0.08	$1.41	$0.68

Basic Shares	28,603	27,784	27,843	28,017
Diluted Shares	29,750	28,953	29,008	28,789

EBITDA (a)	$16,948	$10,731	$100,942	$73,170
EBITDA margin (a)	6.7%	4.7%	8.6%	6.6%

Adjusted to exclude debt extinguishment, restructuring costs and expenses associated with the Global Efficiency Re-engineering initiative, net of taxes (b)(c):

Net Income	$5,421	$3,846	$45,216	$25,123

Net Income Per Basic Share	$0.19	$0.14	$1.62	$0.90
Net Income Per Diluted Share	$0.18	$0.13	$1.56	$0.87

EBITDA (a)	$16,948	$12,901	$108,026	$80,589
EBITDA margin (a)	6.7%	5.7%	9.2%	7.3%

(a)    EBITDA is defined as net income plus the provision for, or less the benefit from, income taxes plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance and of our debt servicing ability relative to other companies. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted to exclude the effect of debt extinguishment, restructuring and software implementation costs related to our Global Efficiency Re-engineering initiative and other restructuring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of debt extinguishment, restructuring and other expenses. EBITDA margin represents EBITDA divided by Net Sales.

 The table below reconciles net income, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com.)

(In thousands)	Three Months Ended		Twelve Months Ended

	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Net income	$5,395	$2,293	$40,989	$19,533
Plus:
(Benefit from) provision for income taxes	(1,139)	(3,910)	8,637	3,293
Interest expense, net	5,164	5,199	21,481	21,885
Depreciation related to cost of goods sold	1,375	1,249	5,089	5,040
Depreciation and amortization	6,153	5,900	24,746	23,419

EBITDA	16,948	10,731	100,942	73,170
Debt extinguishment, restructuring and other expenses (c)	--	2,170	7,084	7,419

EBITDA as adjusted	$16,948	$12,901	$108,026	$80,589

(b)    The table below reconciles the calculation of (i) net income and (ii) net income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to debt extinguishment, restructuring and Global Efficiency Re-engineering expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the effect of debt extinguishment, restructuring and Global Efficiency Re-engineering expenses. The presentation in the table below of the non-GAAP information titled "Net income as adjusted" and "Net income per basic and diluted share as adjusted" is not meant to be considered in isolation or as a substitute for net income or net income per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended

	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Net Income:
Net income as reported	$5,395	$2,293	$40,989	$19,533
Debt extinguishment, restructuring and other expenses, net of tax (c) (d)	26	1,553	4,227	5,590

Net income as adjusted	$5,421	$3,846	$45,216	$25,123

Net Income Per Basic Share:
Net income per basic share as reported	$0.19	$0.08	$1.47	$0.70
Debt extinguishment, restructuring and other expenses, net of tax (c) (d)	--	0.06	0.15	0.20

Net income per basic share as adjusted	$0.19	$0.14	$1.62	$0.90

Net Income Per Diluted Share:
Net income per diluted share as reported	$0.18	$0.08	$1.41	$0.68
Debt extinguishment, restructuring and other expenses, net of tax (c) (d)	--	0.05	0.15	0.19

Net income per diluted share as adjusted	$0.18	$0.13	$1.56	$0.87

(c)    For the twelve months ended June 30, 2011, includes $6.5 million of debt extinguishment costs, $0.3 million related to the implementation of our Oracle accounting and order processing systems, and $0.3 million of restructuring expenses related to our Global Efficiency Re-engineering initiative.  For the twelve months ended June 30, 2010, includes $3.9 million related to the implementation of our Oracle accounting and order processing systems, $1.9 million of restructuring expenses related to our Global Efficiency Re-engineering initiative, $1.5 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative and $0.1 million of debt extinguishment costs.  For the three months ended June 30, 2010, includes $1.4 million related to the implementation of our Oracle accounting and order processing systems, $0.2 million of restructuring expense related to our Global Efficiency Re-engineering initiative, $0.5 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative, and $0.1 million of debt extinguishment costs.

(d)    On a reported basis, for the three and twelve months ended June 30, 2011, our effective tax rate, which is calculated as a percentage of income before income taxes, was 26.7% and 17.4%, respectively. On an adjusted basis, for the three and twelve months ended June 30, 2011, our effective tax rate was 27.4% and 20.3%, respectively. On a reported basis, for the three and twelve months ended June 30, 2010, our effective tax rate was 241.9% and 14.4%, respectively. On an adjusted basis, for the three and twelve months ended June 30, 2010, our effective tax rate was 594.7% and 16.9%, respectively.

SEGMENT NET SALES

Commencing July 1, 2010, our operations and management reporting structure were reorganized into two reportable segments, North America and International. The portion of our business operations that previously sold Elizabeth Arden fragrance, cosmetic and skin care products in prestige department stores in the United States and through the Red Door beauty salons, which was previously reported as part of our Other segment, has been consolidated with the North America Fragrance segment to create the North America segment.

The table below is a summary of our net sales by reportable segment for the three and twelve months ended June 30, 2011 and 2010.

(In thousands)	Three Months Ended		% Increase (Decrease)		Twelve Months Ended		% Increase (Decrease)

	June 30, 2011	June 30, 2010	GAAP	Constant Rates (e)	June 30, 2011	June 30, 2010	GAAP	Constant Rates (e)

Segment Net Sales
North America	$148,877	$132,559	12.3%	12.1%	$756,731	$719,330	5.2%	4.9%
International	104,873	95,684	9.6%	2.1%	418,769	384,447	8.9%	7.9%

Total	$253,750	$228,243	11.2%	7.9%	$1,175,500	$1,103,777	6.5%	6.0%

(e)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The gains and/or losses from foreign currency contracts were not material for all periods presented.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	June 30, 2011	June 30, 2010

Cash	$58,850	$26,881
Accounts Receivable, Net	165,622	170,067
Inventories	246,514	271,058
Property and Equipment, Net	82,762	76,583
Exclusive Brand Licenses, Trademarks and Intangibles, Net	184,758	179,444
Goodwill	21,054	21,054
Total Assets	854,837	843,471
Short-Term Debt	--	59,000
Current Liabilities	165, 497	253,870
Long-Term Liabilities	271,575	236,984
Total Debt	250,000	277,699
Shareholders' Equity	417,765	352,617
Working Capital	388,897	306,524

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)

	Twelve Months Ended

	June 30, 2011	June 30, 2010

Net cash provided by operating activities	$97,746	$113,959
Net cash used in investing activities	(39,472)	(35,721)
Net cash used in financing activities	(28,519)	(74,337)
Net increase in cash and cash equivalents	31,969	3,779

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, gross margins, operating cash flow and returns on invested capital, and the savings and benefits we expect in connection with our Global Efficiency Re-engineering initiative. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell many of our prestige fragrance brands;
*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or global recessions;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility and the indenture for our 7 3/8% senior notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals contained in products or packaging, or accounting standards or critical accounting estimates;

*	the success of our Global Efficiency Re-engineering initiative, including our transition to a turnkey manufacturing process and our new financial accounting and order processing system;
*	our ability to effectively implement, manage and maintain our global information systems;
*	our reliance on third parties for certain outsourced business services, including information technology operations and employee benefit plan administration;
*

the potential for significant impairment charges relating to our trademarks, goodwill or other intangible assets that could result from a number of factors, including downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2010.

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